Exhibit 99.1

PERRY ELLIS INTERNATIONAL, INC. REPORTS

RECORD THIRD QUARTER REVENUES AND OPERATING INCOME

MIAMI—November 19, 2003—Perry Ellis International, Inc. (NASDAQ: PERY) today reported record total revenue for the third quarter ended October 31, 2003 of $159.5 million, an increase of $88.9 million, or 125.9%, over the $70.6 million reported for the same period last year. The increase is primarily attributable to the inclusion of revenue from the company’s recent acquisition of Salant, a 17.4% growth in our Perry Ellis branded business, a $2 million increase in our swimwear sales for the quarter and a 16.1% organic growth in the company’s other core wholesale business. For the nine months ended October 31, 2003, total revenue was $360.5 million, up 64.4 % over the same period last year.

Operating income for the third quarter was $14.7 million, up 145.1% from $6.0 million from the same period last year. Fully diluted earnings per share, before a pre-tax charge relating to certain note refinancing costs were $0.69, as compared to the $0.16 per fully diluted share reported for the same period last year. As previously indicated in a prior press release, the company has taken a $7.3 million pre-tax charge to earnings ($0.51 per fully diluted share) in the quarter ended October 31, 2003 for certain costs related to the September 15, 2003 refinancing of its $100 million 12 1/4% senior subordinated notes with a new issue of $150 million of 8 7/8% senior subordinated notes. After giving effect to the costs associated with the note refinancing, fully diluted earnings per share are $0.18 for the quarter ended October 31, 2003. For the nine month period ended October 31, 2003, the company reported fully diluted earnings per share (excluding refinancing costs) of $1.15 and $0.58 after taking into account the pre-tax charge relating to certain refinancing costs.

“We are pleased that in spite of a difficult men’s retail environment, our revenues increased across the board in all of our wholesale business units this quarter compared to the same period a year ago,” said George Feldenkreis, chairman and chief executive officer. “Furthermore, our newly acquired Salant/Perry Ellis menswear division is benefiting from consolidation of our design, sales and marketing strategies. We believe our strong top-line revenue growth will continue; however, we remain concerned with the continued price deflation and margin compression occurring in our industry and with the overall weakness in men’s apparel at retail.”

Oscar Feldenkreis, the company’s president and chief operating officer, reported the continued success of the company’s brand focused strategy. “We continue to invest significant marketing and promotional dollars on brand building; and as a result of that investment, we are beginning to see the fruits of that effort with the strong top-line growth we experienced this quarter. Three years ago, we made the strategic decision to commit our resources to acquire new brands and to grow the brands that we own. To that end, we acquired the Perry Ellis men’s wholesale business as well as the Axis® and Tricots St. Raphael® brands from Salant this year following the acquisition of the Jantzen® brand and the Nike® and Tommy Hilfiger® swimwear licenses in 2002. In addition, we have internally developed the very successful Latin lifestyle brands, Cubavera® and the Havanera Co.™ brands and are now beginning to focus resources on the young men’s business with our exciting retro Original Penguin® brand and the recently acquired Redsand® brand. We believe that strong brands and product diversification is the key to the company’s long-term success and we will continue to deploy our resources in that direction.”

The company confirms its previous full fiscal 2004 (year ending January 31, 2004) guidance of approximately $500 million in revenue and earnings of $2.50 per fully diluted share (before giving effect to the note refinancing costs) and $1.98 per fully diluted share after the pre-tax charge relating to certain refinancing costs. The company also confirms guidance for next year of approximately $600 million of revenue and earnings of $2.80 per fully diluted share.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s sportswear, including casual and dress casual shirts, golf sportswear, sweaters, dress casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear to all major levels of retail distribution. The company, though its wholly owned subsidiaries, owns the following portfolio of brands including 18 of the leading names in fashion some of which are: Perry Ellis®, Jantzen®, Cubavera®, Munsingwear®, John Henry®, Original Penguin®, Grand Slam®, Natural Issue®, Penguin Sport®, the Havanera Co.TM, Axis®, and Tricots St. Raphael®. The company also licenses trademarks from third parties including the Nike®, Tommy Hilfiger® for swimwear, PING® golf apparel and Ocean Pacific® for men’s sportswear. Additional information on PEI is available at www.perryelliscorporate.com.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual results of Perry Ellis could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, general economic conditions, a significant decrease in business from or loss of any of our major customers, the effectiveness of Perry Ellis’ planned advertising, marketing and promotional campaigns, the ability of Perry Ellis to contain costs, Perry Ellis’ future capital needs and ability to obtain financing, changes in fashion trends and consumer acceptance of both new designs and newly introduced products, ability to predict consumer preferences, anticipated trends and conditions in Perry Ellis’ industry, including future consolidation, the seasonality of Perry Ellis’ swimwear business, termination or non-renewal of any material license agreements to which Perry Ellis is a party, ability to integrate businesses, trademarks, trade names and licenses, including Salant, changes in costs of raw materials, labor and advertising costs, competition, the level of consumer spending for apparel and other merchandise, exposure to foreign currency risk, possible disruption in commercial activities due to terrorist activity and armed conflict and other factors, including those set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. Any forward-looking statements speak only as of the day hereof and Perry Ellis disclaims any intent or obligation to update the same.

Perry Ellis International, Inc. Announces

Third Quarter Fiscal 2004 Results

Perry Ellis International, Inc.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in 000's, except per share information)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2003	2002	2003	2002
Net sales	$154,954	$63,037	$343,887	$198,050
Royalty income	4,530	7,561	16,641	21,239

Total revenue	159,484	70,598	360,528	219,289
Cost of sales	106,810	46,046	242,550	146,514

Gross profit	52,674	24,552	117,978	72,775

SG&A expenses	36,301	17,710	85,865	45,704
Depreciation & amortization	1,695	853	4,222	2,256

Total operating expenses	37,996	18,563	90,087	47,960

Operating income	14,678	5,989	27,891	24,815
Refinancing costs	7,317	—	7,317	—
Interest expense	4,430	4,153	12,783	11,807

Total other expenses	11,747	4,153	20,100	11,807

Income Before Minority Interest and Income Taxes	2,931	1,836	7,791	13,008
Minority Interest	214	(79)	240	(89)
Income tax provision	1,043	695	2,884	4,906

Net income (loss)	$1,674	$1,062	$4,667	$8,013

Earnings per share:
Basic	0.20	0.17	0.63	1.26
Diluted	0.18	0.16	0.58	1.24

Weighted average outstanding shares:
Basic	8,406,741	6,416,390	7,420,689	6,376,215
Diluted	9,181,480	6,601,985	8,073,859	6,481,413

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

	October 31, 2003	January 31, 2003
ASSETS

Current Assets:
Cash and cash equivalents	$2,531,897	$4,683,177
Accounts receivable, net	125,525,800	79,489,739
Inventories	86,925,564	51,306,474
Deferred income taxes	17,859,581	2,957,765
Prepaid income taxes	1,748,885	3,361,650
Other current assets	8,081,448	4,104,767

Total current assets	242,673,175	145,903,572
Property and equipment, net	36,355,218	31,048,876
Intangible assets, net	150,693,367	142,186,062
Deferred income taxes	29,575,359	—
Other	7,188,059	12,098,835

TOTAL	$466,485,178	$331,237,345

LIABILITIES & STOCKHOLDERS’ EQUITY

Current Liabilities:

Accounts payable	$24,146,195	$12,820,168
Accrued expenses	15,520,153	5,058,748
Accrued interest payable	1,133,946	4,674,929
Unearned Revenues	1,028,132	1,994,554
Other current liabilities	2,051,622	1,457,422

Total current liabilities	43,880,048	26,005,821
Senior subordinated notes payable, net	146,650,564	99,180,580
Senior secured notes payable, net	59,918,680	60,729,796
Senior credit facility	31,873,064	22,922,287
Real estate mortgage	11,600,000	11,600,000
Pension Liability	18,362,549	—
Deferred income tax	11,810,532	10,694,595

Total long-term liabilities	280,215,389	205,127,258

Total liabilities	324,095,437	231,133,079

Minority Interest	942,640	702,480

Stockholders’ Equity:

Preferred stock $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock $.01 par value; 30,000,000 shares authorized; 8,451,450 shares issued and outstanding as of October 31, 2003 and 6,425,641 shares issued and outstanding as of January 31, 2003	84,514	64,257
Additional paid-in-capital	64,476,160	27,198,094
Retained earnings	76,849,557	72,182,529
Accumulated other comprehensive income/(loss)	295,464	(43,094)
Common stock in treasury at cost; 9,519 shares as of October 31, 2003	(258,594)	—

Total stockholders’ equity	141,447,101	99,401,786

TOTAL	$466,485,178	$331,237,345